Exhibit 99.1

May 28, 2008 Conference Call Script – Black Gaming, LLC

Randy Black, Sr.:

Good morning and welcome to Black Gaming’s first quarter conference call. I’m Randy Black, Sr. Chairman and CEO of the Company and with me is Sean McKay, our CAO.
Before we begin, Sean will speak about forward-looking statements contained in this call.

Sean McKay:

Thanks Randy.

Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations, expansion projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in our filings with the SEC.

All forward-looking statements are based on our current expectations and projections about future events. I would also like to remind everyone that we will make reference to non-GAAP financial measures routinely used in the gaming industry, namely Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which can be recalculated from our recent 10Q filing by adding back depreciation and amortization, gain or loss on sale of assets and impairment of long lived assets to our operating income.

Randy Black, Sr.:

Thanks Sean.

I-15 traffic was off 2,500 cars a day in April over last year. Oil is at $130 a barrel. Gasoline is above $4.00 a gallon in places. Home values continue to slide with larger declines expected in Q3 and Q4. Consumer confidence continues to erode. The outlook, unfortunately does not look good...

In spite of all of that, in Mesquite our long-time customers are still coming, they just don’t spend as much as they used to, and they don’t come as often. And we are signing up approximately 300 new customers a day.

Our job is to take care of our long-time customers, to attract new customers and control costs. Competition for gamers is intense. We see promotions from “everything free; food, beverage, entertainment, gas, utilities, two for ones,” and all the way to “we will pay you to play.” Balancing the investment and reinvestment in our customers in Mesquite is our focus for the remainder of 08.

As I said, the Mesquite customer is still alive and well. The growth in Mesquite is still alive and well. Del Webb, Sun City in Mesquite is one of Pulte’s top performing subdivisions, and the retirement market in surrounding St. George, Utah despite this economy is still alive and well.

We will continue to collapse our corporate structure. As a matter of fact, we are currently negotiating to sublease our office space in Las Vegas, and if we are successful that could save us over $160,000 a year.

Historically the 2nd, 3rd and 4th quarters are slower than Q1. Last year we had a very robust concert schedule. Our events have been reduced to only small concerts in our showroom. We expect savings because of that reduction.

Even in this downturn we have seen small gains in hotel occupancy and are expecting to exceed 07 hotel occupancy in 08. Unfortunately, net hotel revenue, because of a drop in our room rate, has been down year over year. However, it is encouraging that that loss has been declining slightly each month since January.

All of our retail outlets have had increases in head counts and/or covers because of our value driven incentives.

We have made significant cuts in expense; for example, payroll is down over $400,000 per month over the prior year.

For the remainder of 08 we will be fine tuning what we give every one of our players each month, increasing the rewards to our good customers and lowering the reinvestment to the players who are slowing or stopping their play.

Now I’ll turn the call back over to Sean to discuss the operating details.

Sean McKay:

Thanks Randy.

In our Q4 2007 conference call we mentioned our 2008 priorities to secure our refinancing of the Sr. Credit Facility, manage our liquidity and apply more rigors around our operational and cost discipline. We are executing on our plan and are achieving success in this regard albeit overshadowed by declines in our top-line.

As a result of the overall market softness, our gaming revenues declined 17.7% to $24.3 million from $29.6 million for the first quarter ended March 31, 2008 as compared to the same period in 2007. This decrease was primarily due to a $4 million decrease in slot revenues, a $0.5 million decrease in table games revenues and a $0.4 million decrease in other gaming revenues.

Hotel revenues decreased 21.7% to $8.1 million from $10.3 million for the first quarter ended March 31, 2008 as compared to the same period in 2007. This decrease was primarily due to lower average daily room rates and the Company converting to the usage of a standardized room rate for promotional room stays, which in prior periods was accounted for utilizing rack room rate.

Promotional allowances decreased 21.8% to $8.8 million from $11.3 million for the three months ended March 31, 2008 as compared to the prior period ended March 31, 2007.

Food and beverage revenues decreased 14.8% to $9.4 million from $11.0 million for the quarter ended March 31, 2008 as compared to the same quarter in 2007. The decrease was primarily attributable to a reduction in our pricing.

Our operating margins for food and beverage for the quarter ended March 31, 2008 decreased to 41.5% from 45.9% due to the pricing decreases.

General and administrative expenses are also down. In 2007, our annual G&A expenses were made up of Advertising, Payroll, Professional Fees, Utilities and Taxes. Payroll accounted for the lions-share of these expenses, representing approximately 50%, of which approximately $7.2 million represented medial expenses.

We focused our cost reduction efforts on payroll and advertising and are seeing positive trends. For the period ended March 31, 2008 G&A expenses were down 19.2% compared to the same quarter in the prior year.

EBITDA decreased 11.8% to $6.8 million from $7.7 million for the period ended March 31, 2008 as compared to the same period in the prior year.

Our primary sources of liquidity and capital resources have been cash from operations and from our credit facility. As of March 31, 2008, we have approximately $9.8 million in cash equivalents as well as $6.5 million of availability under our credit facility.

We spent approximately $0.3 million in capital expenditures for the period ended March 31, 2008 compared to $3.9 million in the prior year. In addition, we obtained gaming equipment financing of approximately $0.8 million in the current period ended March 31, 2008.

Our liquidity needs mainly consist of our debt service requirements under our indentures and our maintenance CapEx. These represent approximately $11.5 million for debt service and approximately $2.5 to $3 million in maintenance CapEx and small scale capital additions. We have funded our bi-annual debt service payment of $5.6 million and are in the process of paying down the Credit Facility which is approximately $6.5 million outstanding as of April 30 2008 and our cash and cash equivalents is approximately $9.4 million, of which, approximately $5.4 million represents cash in cage.

Overall operating trends through the second quarter have been disappointing in terms of top-line revenue declines; however, the cost cutting measures and our vigilance on operational efficiencies and cost containment has lowered our operating leverage.

We continue to experience overall declines in our EBITDA and expect to experience continued softness through the remainder of 2008. If this trend continues and upon securing our Sr. Credit Facility, we believe we will have ample liquidity between our operations and our then renewed credit facility to meet our obligations under our indentures.

Yesterday we met with our lenders to finalize the terms of our Sr. Credit Facility extension. We have agreed to the terms which are comparable to our currently in place facility and are awaiting final approval and documentation.

I will now turn the call back over to Randy.

Randy Black, Sr.:

Thanks Sean.

In Q1 we purchased the personal banker module for our slot players tracking system. It allows us to give our customers “free play” instead of cash. Now we are able to track exactly what all of our players do with the promotional dollars we give them. Simply stated, those who play more will get more, and those who are only playing with our money will get none. We will adjust all of our promotions based on actual play and our net win every month.

As I said, the pricing changes we have made are driving new and more business. We are signing up an average of approximately 300 new players a day to add to our average of approximately 100,000 active players per property.

Fuel prices have not only affected daily traffic on I-15, we have seen many cost increases across the board forcing us to raise prices or eliminate some items from our menus. Every day we re-evaluate our retail pricing compared to cost.

We are monitoring our labor based on demand and occupancy. We are using more part time workers and we are also using international contract labor. Every day we are making quick, proactive and reactive changes to meet market conditions. We are a significantly smaller company. We will make whatever changes we have to, to improve profitability and efficiency literally the second we identify them.

We have made significant changes to our player reinvestment and look forward to what the summer will bring.

I will now turn the call over to the operator to answer any questions.